UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 27, 2007

Answerthink, Inc.

(Exact name of registrant as specified in its charter)

FLORIDA	0-24343	65-0750100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1001 Brickell Bay Drive, Suite 3000 Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

(305) 375-8005

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On July 31, 2007, Answerthink, Inc. (the “Company”) issued a press release setting forth its consolidated financial results for the second fiscal quarter of 2007. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information contained in this current report on Form 8-K, including Exhibit 99.1, is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Grant M. Fitzwilliam resigned his position as Executive Vice President, Finance and Chief Financial Officer of the Company effective August 1, 2007. In connection with Mr. Fitzwilliam’s departure, his employment agreement with the Company has been amended to permit all restricted stock units previously granted to Mr. Fitzwilliam, with the exception of the restricted stock units granted to him on February 16, 2007, to vest according to their respective vesting schedules notwithstanding the termination of his employment on August 1, 2007.

Effective August 1, 2007, the Company’s Board of Directors (the “Board”) appointed Robert A. Ramirez as Executive Vice President, Finance and Chief Financial Officer of the Company. Mr. Ramirez, 41, has served as Corporate Controller, Finance of the Company since July 2006. Mr. Ramirez served as Senior Director, Finance and Practice Controller of the Company from October 2005 to July 2006 when he was named Corporate Controller. Mr. Ramirez held a variety of other positions within the Company’s business intelligence, finance transformation and retail consulting practices from 1998 to 2005. Prior to joining the Company in 1998, Mr. Ramirez was Director and SG&A Controller of Burger King Corporation. There are no arrangements or understandings between Mr. Ramirez and any other person pursuant to which Mr. Ramirez was selected to serve as the Company’s Chief Financial Officer. There are no family relationships between Mr. Ramirez and any director or executive officer of the Company. There have been no transactions nor are there any proposed transactions between the Company and Mr. Ramirez that would require disclosure pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as Executive Vice President, Finance and Chief Financial Officer, Mr. Ramirez entered into an employment agreement with the Company effective as of August 1, 2007. Mr. Ramirez’s employment agreement has a three-year term (with an automatic renewal for one additional year thereafter on each subsequent anniversary unless either party gives contrary notice) and provides for a current annual salary of $275,000, plus a bonus pursuant to a bonus plan to be adopted by the Board of Directors for each fiscal year. In the event Mr. Ramirez is terminated by the Company without “cause” (as defined) or Mr. Ramirez terminates his employment with “good reason” (as defined), Mr. Ramirez will be entitled to a severance payment at the rate of his annual salary and benefits for a six-month period from the date of termination, extendable to a one-year period at the election of the Company. In the event Mr. Ramirez finds new employment after termination, the Company may eliminate or reduce such severance payments and benefits. If Mr. Ramirez’s employment is terminated by the Company without cause or by Mr. Ramirez with good reason, in either case in anticipation of, in connection with or within one year after a “change of control” (as defined), his salary and benefits will be continued for one year and all restricted stock, restricted stock units, stock options and any other contingent or deferred compensation awards then held by him will become fully vested and non-forfeitable. In addition, the Company’s employment agreement with Mr. Ramirez contains provisions regarding confidentiality, proprietary information and work product, non-competition and non-solicitation.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANSWERTHINK, INC.

Date: July 31, 2007	By:	/s/ Grant Fitzwilliam
Grant Fitzwilliam
Executive Vice President, Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release of Answerthink Inc., dated July 31, 2007.